Exhibit 99.1

News Release

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis.Garner@Otelco.com

Otelco Reports Fourth Quarter and 2019 Operational and Financial Results

ONEONTA, Alabama (March 9, 2020) – Otelco Inc. (NASDAQ: OTEL), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced operational and financial results for its fourth quarter and year ended December 31, 2019. Key operational and financial highlights for Otelco include:

•	Total revenues of $15.6 million for fourth quarter 2019 and $62.8 million for 2019.
•	Operating income of $3.5 million for fourth quarter 2019 and $14.8 million for 2019.
•	Net income of $2.0 million for fourth quarter 2019 and $7.8 million for 2019.
•	Consolidated EBITDA (as defined below) of $5.6 million for fourth quarter 2019 and $23.4 million for 2019.
•	Scheduled principal payments of $1.1 million in fourth quarter 2019 and $4.4 million for 2019, reduced debt to $70.2 million at the end of 2019.
•	Richard A. Clark appointed Chief Executive Officer

FOURTH QUARTER 2019 RESULTS

The Company continued to execute on its strategy of fiber deployment and data speed enhancement in fourth quarter 2019. Revenues declined $0.6 million, or 3.8%, primarily from a reduction in customers, voice services and access fees, while operating expenses declined $0.2 million, or 2.1%, compared with the fourth quarter 2018. Interest expense declined $0.2 million reflecting lower interest rates and the reduction in principal under the Company’s credit agreement. Net income was $2.0 million in fourth quarter 2019, compared to $2.2 million in fourth quarter 2018. The Company invested $4.8 million in its network and operations. Consolidated EBITDA was $5.6 million for fourth quarter 2019, compared to $6.0 million for the same period in the previous year. The ratio of debt, net of cash, to Consolidated EBITDA was 2.87, reflecting the scheduled payments made on the debt during the year. Basic net income per share was $0.58 per share for fourth quarter 2019, compared to $0.66 per share in the same period of 2018.

ALABAMA FIBER INSTALLATION NEARING COMPLETION; CABLE UPGRADE TO DOCSIS 3.1 STARTED

In July 2019, the Company announced plans to install 113 miles of additional fiber in Alabama by early 2020, focusing on the northern part of its territory in and around Arab, Alabama. All of the planned fiber has been engineered and marketing is underway to 3,589 Arab Lightwave locations, with 578 additional locations coming online in March 2020. Fiber-To-The-Premise (“FTTP”) provides up to gigabit speed internet capability. To date, 522 customers have upgraded their existing service or signed up for new service on the newly released fiber. In addition, equipment has been deployed to support higher speed VDSL service in all Alabama and Missouri locations, with work underway to upgrade New England sites.

Otelco Reports Fourth Quarter and Year 2019 Results Page 2 March 9, 2020

In the southern part of its Alabama territory in and around Oneonta, Alabama, where Otelco is also the cable provider, the preliminary work is ongoing to upgrade its hybrid fiber coax network to DOCSIS 3.1. Otelco expects that, over the summer of 2020, all of its cable customers will also gain access to gigabit internet speeds, similar to those speeds available over a FTTP network.

Commenting on these developments, Richard Clark, President and Chief Executive Officer of Otelco, pointed out that the Company continues to increase the speed of its Lightwave FTTP service. Clark said, “We are now offering gigabit speeds in several of our FTTP communities in Maine, as well as the FTTP network in Oneonta, Alabama. While gigabit service is probably not necessary for most customers today, it is highly likely that speed requirements will continue to increase in coming years. We are redesigning our network to provide for these future requirements.” Clark indicated that Lightwave Gigabit would be expanded throughout the Company’s FTTP service areas later this year.

NETWORK INVESTMENT

Otelco invested $12.4 million in 2019 to grow its fiber distribution network and improve its broadband capabilities. FTTP will be the primary vehicle to increase data capacity for Otelco’s customers, with Fiber-To-The-Node and fixed wireless options being employed in more sparsely populated areas. During 2019 and in January 2020, Otelco added a total of 268 miles of fiber in its service territories, an increase of 50% over its fiber mileage built in 2018. Otelco’s Lightwave FTTP network now passes approximately 12,890 discrete locations. The Company has over 2,500 miles of distribution and transport fiber in its network. During 2020, the Company plans to continue to invest in VDSL technology to meet or exceed its revised federal Alternative Connect America Model requirements while also standardizing on a single company-wide broadband access platform.

CONNECT AMERICA FUND II AND RURAL MUNICIPALITIES

Otelco was awarded just over $0.9 million in federal Connect America Fund II (“CAF II”) funds to support the construction of a fixed wireless network to provide improved broadband services to four targeted communities in Western Massachusetts. The CAF II funds will be distributed over a ten-year period and support approximately 1,000 locations in Hawley, Monroe, Florida and Savoy (Massachusetts). The Company has partnered with another firm to build and operate the network. Construction of the network is underway, with completion targeted during 2020. Initial customers are being added as their respective construction phases are finished.

BALANCE SHEET

At the end of 2019, the Company reported cash of $3.1 million and a balance on its credit facility of $70.2 million. During 2019, the Company invested $12.4 million in improving its network and operational capabilities, while reducing its loan balance by $4.4 million. Total assets increased from $114.4 million at the end of 2018 to $120.7 million on December 31, 2019. The Company’s ratio of consolidated indebtedness to Consolidated EBITDA was 3.00 at the end of 2019, reflecting the use of additional cash generated from the business to improve its network rather than make additional prepayments on its indebtedness. The interest rate margin on the loan will increase from 4.25% to 4.50% for 2020. The Company and its lender amended the credit agreement on March 2, 2020, to reflect the plans to continue a higher than historical level of investment in the business.

RICHARD CLARK APPOINTED CHIEF EXECUTIVE OFFICER AND ELECTED TO BOARD OF DIRECTORS

Effective January 1, 2020, Richard A. Clark, President of Otelco, was also appointed to the additional title of Chief Executive Officer, replacing Robert J. Souza who retired at the end of 2019. Mr. Clark was also elected to the Board of Directors at that time. Clark, formerly Executive Vice President and Chief Financial Officer of TVC Albany, Inc., which does business as FirstLight Fiber, joined Otelco in October 2018 as Chief Operating Officer.

Otelco Reports Fourth Quarter and Year 2019 Results Page 3 March 9, 2020

SUMMARY

“Otelco targeted significant expansion of its fiber-based Lightwave services, as well as data speed improvements throughout its network in 2019,” noted Clark. “We invested over $12.4 million in our business, and our customers recognized the benefits of our improvements as reflected in a reduction in customer churn, which has declined to 0.5% in the fourth quarter 2019, down from 2.1% in the same period in 2018. This year, additional fiber will be available to our customers and the implementation of DOCSIS 3.1 will be completed – both investments bringing gigabit internet capability to more than 6,000 locations. With these improvements, we are well positioned to further enhance our customers’ experience, improve available data speeds and product offerings, and add new customers to the Otelco family of companies. Focusing on both cost management and our revenue trajectory should continue to serve our employees, customers and stockholders well as we move through 2020.”

FOURTH QUARTER AND YEAR 2019 EARNINGS CONFERENCE CALL

Otelco has scheduled a conference call, which will be broadcast live over the internet, on Tuesday, March 10, 2020, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (856) 344-9299 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.Otelco.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.Otelco.com for 30 days. A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code 8318186.

Fourth Quarter and Annual 2019 Financial Summary
(Dollars in thousands, except per share amounts)
(Unaudited)
	Three Months Ended December 31,		Change
	2019	2018	Amount	Percent
Revenues	$15,591	$16,200	$(609)	(3.8)%
Operating income	$3,531	$4,024	$(493)	(12.3)%
Interest expense	$(1,227)	$(1,460)	$(233)	(16.0)%
Net income available to stockholders	$1,979	$2,237	$(258)	(11.5)%
Basic net income per share	$0.58	$0.66	$(0.08)	(12.1)%
Diluted net income per share	$0.58	$0.65	$(0.07)	(10.8)%

Consolidated EBITDA	$5,582	$6,004	$(422)	(7.0)%
Capital expenditures	$4,845	$2,311	$2,534	109.6%

	Twelve Months Ended December 31,		Change
	2019	2018	Amount	Percent
Revenues	$62,766	$66,068	$(3,302)	(5.0)%
Operating income	$14,844	$17,793	$(2,949)	(16.6)%
Interest expense	$(5,271)	$(5,844)	$(573)	(9.8)%
Net income available to stockholders	$7,796	$9,467	$(1,671)	(17.7)%
Basic net income per share	$2.28	$2.79	$(0.51)	(18.3)%
Diluted net income per share	$2.27	$2.76	$(0.49)	(17.8)%

Consolidated EBITDA	$23,410	$25,670	$(2,260)	(8.8)%
Capital expenditures	$12,440	$7,983	$4,457	55.8%

Otelco Reports Fourth Quarter and Year 2019 Results Page 4 March 9, 2020

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. Otelco is among the top 20 largest local exchange carriers in the United States. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.Otelco.com.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Otelco Reports Fourth Quarter and Year 2019 Results Page 5 March 9, 2020

OTELCO INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share par value and share amounts)

	As of December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$3,113	$4,657
Accounts receivable:
Due from subscribers, net of allowance for doubtful accounts of $209 and $577, respectively	3,908	4,183
Other	1,905	1,899
Materials and supplies	3,954	2,802
Prepaid expenses	1,624	1,198
Other assets	251	-
Total current assets	14,755	14,739

Property and equipment, net	57,284	52,073
Goodwill	44,976	44,976
Intangible assets, net	530	919
Operating lease right-of-use asset	1,146	-
Investments	1,477	1,498
Interest rate cap	-	4
Other assets	577	143
Total assets	$120,745	$114,352

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,525	$1,331
Accrued expenses	4,861	5,054
Advance billings and payments	1,618	1,614
Customer deposits	44	48
Current operating lease liability	296	-
Current maturity of long-term notes payable, net of debt issuance costs	3,929	3,904
Total current liabilities	12,273	11,951

Deferred income taxes	21,521	20,145
Advance billings and payments	2,157	2,234
Other liabilities	12	13
Long-term operating lease liability	850	-
Long-term notes payable, less current maturities and debt issuance costs	65,172	69,107
Total liabilities	101,985	103,450

Stockholders' equity
Class A Common Stock, $.01 par value-authorized 10,000,000 shares; issued and outstanding 3,412,805 and 3,388,624 shares, respectively	34	34
Additional paid in capital	4,275	4,213
Retained earnings	14,451	6,655
Total stockholders' equity	18,760	10,902
Total liabilities and stockholders' equity	$120,745	$114,352

Otelco Reports Fourth Quarter and Year 2019 Results Page 6 March 9, 2020

OTELCO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Three Months Ended December 31,
	2019	2018	2019	2018

Revenues	$15,591	$16,200	$62,766	$66,068

Operating expenses
Cost of services	7,445	7,567	30,075	30,592
Selling, general and administrative expenses	2,669	2,759	10,204	10,451
Depreciation and amortization	1,946	1,850	7,643	7,232
Total operating expenses	12,060	12,176	47,922	48,275

Income from operations	3,531	4,024	14,844	17,793

Other income (expense)
Interest expense	(1,227)	(1,460)	(5,271)	(5,844)
Other income	11	11	616	263
Total other expenses	(1,216)	(1,449)	(4,655)	(5,581)

Income before income tax expense	2,315	2,575	10,189	12,212
Income tax expense	(336)	(338)	(2,393)	(2,745)

Net income	$1,979	$2,237	$7,796	$9,467

Weighted average number of common shares outstanding:
Basic	3,412,805	3,388,624	3,412,805	3,388,624
Diluted	3,430,453	3,443,119	3,430,453	3,434,862
Basic net income per common share	$0.58	$0.66	$2.28	$2.79
Diluted net income per common share	$0.58	$0.65	$2.27	$2.76

The accompanying notes are an integral part of these consolidated financial statements.

Otelco Reports Fourth Quarter and Year 2019 Results Page 7 March 9, 2020

OTELCO INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$7,796	$9,467
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	7,344	6,906
Amortization	299	326
Amortization of loan costs	452	476
Non-cash lease amortization	265	-
Provision for deferred income taxes	1,308	1,062
Excess tax benefit from stock-based compensation	68	144
Provision for uncollectible accounts receivable	214	553
Stock-based compensation	254	308
Changes in operating assets and liabilities
Accounts receivable	(196)	(113)
Materials and supplies	(1,152)	(102)
Prepaid expenses and other assets	(860)	1,982
Accounts payable and accrued expenses	1	(37)
Advance billings and payments	(73)	(203)
Other liabilities	(270)	(9)
Net cash from operating activities	15,450	20,760

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(12,440)	(7,983)
Retirement of investment	(4)	(11)
Net cash used in investing activities	(12,444)	(7,994)

Cash flows used in financing activities:
Loan origination costs	(12)	(64)
Principal repayment of long-term notes payable	(4,350)	(11,350)
Interest rate cap	4	(4)
CoBank equity account retirement	-	119
Tax withholdings paid on behalf of employees for restricted stock units	(192)	(380)
Net cash used in financing activities	(4,550)	(11,679)

Net (decrease) increase in cash and cash equivalents	(1,544)	1,087
Cash and cash equivalents, beginning of period	4,657	3,570

Cash and cash equivalents, end of period	$3,113	$4,657

Supplemental disclosures of cash flow information:
Interest paid	$4,834	$5,383

Income taxes paid (refunded)	$1,993	$(502)

The accompanying notes are an integral part of these consolidated financial statements.

Otelco Reports Fourth Quarter and Year 2019 Results Page 8 March 9, 2020

CONSOLIDATED EBITDA – Consolidated EBITDA is defined as consolidated net income plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facility. The lenders under the Company’s credit facility utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance. However, Consolidated EBITDA should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Reconciliation of Consolidated EBITDA to Net Income
		Three Months Ended December 31,		Twelve Months Ended December 31,
		2019	2018	2019	2018
Net income		$1,979	$2,237	$7,796	$9,467
Add:	Depreciation	1,879	1,771	7,344	6,906
	Interest expense less interest income	1,112	1,339	4,803	5,368
	Interest expense - amortize loan cost	110	122	452	476
	Income tax expense	336	338	2,393	2,745
	Amortization - intangibles	67	79	299	326
	Stock-based compensation	82	101	254	308
	Loan fees	17	17	69	74
Consolidated EBITDA		$5,582	$6,004	$23,410	$25,670

LEVERAGE RATIO – The Company uses the ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months as an operational performance measurement of Otelco’s leverage. Such ratio is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. The Company reports such ratio to allow current and potential investors to understand this performance metric. The Company also believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhances understanding of the Company’s financial performance and highlights operational trends. However, such ratio should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of such ratio may not be comparable to similarly titled ratios used by other companies. The table below provides the calculation of such ratio as of December 31, 2019.

Ratio of Debt, Net of Cash, to Consolidated EBITDA
as of December 31, 2019
($000)

Notes payable	$69,101
Debt issuance costs	1,111
Notes outstanding	$70,212

Less cash	(3,113)
Notes outstanding, net of cash	$67,099
Consolidated EBITDA for the
last twelve months	$23,410

Total leverage ratio, net of cash	2.87